Exhibit 99.1














CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Roadway Express, Inc. and Subsidiaries
Quarters ended March 29, 2003 and March 23, 2002


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



ROADWAY EXPRESS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

                                                           March 29, 2003                    December 31, 2002
                                                 -----------------------------------------------------------------------
                                                                             (in thousands)
Assets
Current assets:

  Cash and cash equivalents                                $     80,403                       $     82,016
  Accounts receivable, including retained
     interest in securitized receivables, net                   197,627                            212,834
  Other current assets                                           47,352                             31,662
                                                 -----------------------------------------------------------------------
Total current assets                                            325,382                            326,512

Carrier operating property, at cost                           1,410,703                          1,414,794
Less allowance for depreciation                                 995,194                            996,224
                                                 -----------------------------------------------------------------------
Net carrier operating property                                  415,509                            418,570

Goodwill, net                                                    15,505                             14,816
Other assets                                                     46,161                             43,666
                                                 -----------------------------------------------------------------------
Total assets                                               $    802,557                       $    803,564
                                                 =======================================================================

Liabilities and parent company investment
Current liabilities:

  Payable                                                  $    197,976                       $    190,457
  Salaries and wages                                            117,669                            141,242
  Other current liabilities                                      46,541                             45,606
                                                 -----------------------------------------------------------------------
Total current liabilities                                       362,186                            377,305

Long-term liabilities:
  Casualty claims and other                                      53,551                             55,953
  Accrued pension and retiree medical                           139,040                            133,072
                                                 -----------------------------------------------------------------------
Total long-term liabilities                                     192,591                            189,025

Parent company investment                                       247,780                            237,234
                                                 -----------------------------------------------------------------------
Total liabilities and parent company investment            $    802,557                       $    803,564
                                                 =======================================================================

Note: The balance sheet at December 31, 2002 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

See notes to condensed consolidated financial statements.



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   ROADWAY EXPRESS, INC. AND SUBSIDIARIES
   CONDENSED STATEMENTS OF CONSOLIDATED INCOME (UNAUDITED)

                                                                                  Twelve Weeks Ended
                                                                                    (First Quarter)
                                                                       March 29, 2003            March 23, 2002
                                                                  ----------------------------------------------------
                                                                                    (in thousands)

   Revenue                                                                $  705,244                $  553,558
   Operating expenses:
     Salaries, wages and benefits                                            439,438                   366,335
     Operating supplies and expenses                                         125,826                    95,499
     Purchased transportation                                                 74,242                    51,126
     Operating taxes and licenses                                             18,379                    14,188
     Insurance and claims expense                                             13,895                    10,388
     Provision for depreciation                                               14,924                    15,269
     Net loss on disposal of operating property                                  802                       346
                                                                  ----------------------------------------------------
   Total operating expenses                                                  687,506                   553,151
                                                                  ----------------------------------------------------
   Operating income                                                           17,738                       407
   Other (expense), net                                                         (572)                   (1,025)
                                                                  ----------------------------------------------------
   Income (loss) before income taxes                                          17,166                      (618)
   Provision for income taxes                                                  6,891                        57
                                                                  ----------------------------------------------------
   Net income (loss)                                                      $   10,275                $     (675)
                                                                  ====================================================

See notes to condensed consolidated financial statements.



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






   ROADWAY EXPRESS INC. AND SUBSIDIARIES
   CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS (UNAUDITED)

                                                                                  Twelve Weeks Ended
                                                                                    (First Quarter)
                                                                       March 29, 2003            March 23, 2002
                                                                  ----------------------------------------------------
                                                                                    (in thousands)

   CASH FLOWS FROM OPERATING ACTIVITIES

   Net income (loss)                                                      $   10,275                $     (675)
   Depreciation                                                               14,924                    15,269
   Other operating adjustments                                               (14,339)                  (22,088)
                                                                  ----------------------------------------------------
   Net cash provided by (used in) operating activities                        10,860                    (7,494)

   CASH FLOWS FROM INVESTING ACTIVITIES

   Purchases of carrier operating property                                   (13,122)                   (9,149)
   Sales of carrier operating property                                           598                     1,278
                                                                  ----------------------------------------------------
   Net cash (used) in investing activities                                   (12,524)                   (7,871)

   CASH FLOWS FROM FINANCING ACTIVITIES

   Dividends paid                                                                  -                         -
   Treasury stock activity, net                                                    -                         -
                                                                  ----------------------------------------------------
   Net cash (used) in financing activities                                         -                         -

   Effect of exchange rate on cash                                                51                       (10)
                                                                  ----------------------------------------------------
   Net (decrease) in cash and cash equivalents                                (1,613)                  (15,375)
   Cash and cash equivalents at beginning of period                           82,016                    46,087
                                                                  ----------------------------------------------------
   Cash and cash equivalents at end of period                             $   80,403                $   30,712
                                                                  ====================================================


See notes to condensed consolidated financial statements.

Roadway Express, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)


Note 1--Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the twelve weeks ending March 29, 2003 are not necessarily indicative of the results that may be expected for the year ended December 31, 2003. For further information, refer to the consolidated financial statements and footnotes thereto included in the Roadway Corporation Annual Report on Form 10-K for the year ended December 31, 2002.

The Company provides freight services in one business segment, long haul LTL freight services in North America, and offers services to more than 100 countries worldwide.


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

Note 2--Accounting Period

Roadway Express, Inc. (the registrant, Roadway, or Company) operates on 13 four-week accounting periods with 12 weeks in each of the first three quarters and 16 weeks in the fourth quarter.

Note 3--Comprehensive (Loss) Income

Comprehensive income (loss) differs from net income (loss) due to foreign currency translation adjustments as shown below:

                                               Twelve Weeks Ended
                                                (First Quarter)
                                       March 29, 2003     March 23, 2002
                                       ------------------ ------------------
                                                 (in thousands)

Net income (loss)                           $ 10,275           $   (675)
Foreign currency translation
     adjustments                               2,763             (1,148)
                                      --------------------------------------
Comprehensive income (loss)                 $ 13,038           $ (1,823)
                                      ======================================


Note 4--Contingent Matter

The Company's former parent is currently under examination by the Internal Revenue Service for tax years 1994 and 1995, years prior to the spin-off of the Company. The IRS has proposed substantial adjustments for these tax years for multi-employer pension plan deductions. The IRS is challenging the timing, not the validity of these deductions. The Company is unable to predict the ultimate outcome of this matter; however, its former parent intends to vigorously contest these proposed adjustments.

Under a tax sharing agreement entered into by the Company and its former parent at the time of the spin-off, the Company is obligated to reimburse the former parent for any additional taxes and interest that relate to the Company's business prior to the spin-off. The amount and timing of such payments is dependent on the ultimate resolution of the former parent's disputes with the IRS and the determination of the nature and extent of the obligations under the tax sharing agreement. On January 16, 2003, the Company made a $14,000,000 payment to its former parent under the tax sharing agreement for taxes and interest related to certain of the proposed adjustments for tax years 1994 and 1995.

We estimate the possible range of the remaining payments that may be due to the former parent to be approximately $0 to $16,000,000 in additional taxes and $0 to $10,000,000 in related interest, net of tax benefit. The Company has established certain reserves with respect to these proposed adjustments. There can be no assurance, however, that the amount or timing of any liability of the Company to the former parent will not have a material adverse effect on the Company's results of operations and financial position.


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